Exhibit 10.2

Amendment 2 to General Terms Agreement BCA-65530-0016 Between

The Boeing Company

And

Spirit AeroSystems, Inc.

THIS AMENDMENT, entered into as of the 4th day of March, 2011 by Spirit AeroSystems, Inc. (hereinafter called “Seller”), having its principal office in Wichita, Kansas and Boeing Commercial Airplanes, a division of the Boeing Company (herein called “Boeing”), a Delaware Corporation, with a place of business in Everett, Washington.

WHEREAS, the parties have heretofore entered into the General Terms Agreement BCA 65530-0016 as of the 16th day of June, 2005 (“the GTA”).

WHEREAS, the parties entered into Amendment 1 to General Terms Agreement BCA-65530-0016 dated April 1, 2006 (“Amendment #1).

WHEREAS, Seller and Boeing desire to define in writing certain agreements they have reached to amend the GTA and Amendment #1.

WHEREAS, the parties wish to modify the GTA and Amendment #1 to correct the table of contents by adding SECTION 39.0 ORDER OF PRECEDENCE.

WHEREAS, the parties have agreed to modify the GTA and Amendment#1 to incorporate Electronic Access language into the GTA as amended by Amendment #1 (Amendment #2).

NOW THEREFORE, it is hereby agreed by and between the parties

THAT the GTA and Amendment #1 be revised to incorporate SECTION 40.0 ELECTRONIC ACCESS into the GTA and Amendment #1 as shown in Amendment 2 attached hereto.

THAT the GTA and Amendment #1 ‘TABLE OF CONTENTS’ be corrected by adding SECTION 39.0 ORDER OF PRECEDENCE after SECTION 38.0 APPLICABLE LAW and before SECTION 40.0 ELECTRONIC ACCESS.

THAT as expressly provided by this Amendment No. 2, all other terms, conditions, provisions and obligations of the parties under General Terms Agreement BCA 65530-0016 remain unchanged.

IN WITNESS THEREOF the parties hereto have executed this agreement as of the day and year first written above.

THE BOEING COMPANY		SPIRIT AEROSYSTEMS INC.
Boeing Commercial Airplanes

/s/ John Bayer		/s/ Mark Milan
John Bayer	Date	Mark Milan	Date
Procurement Agent		Contracts Manager

Boeing I Spirit AeroSystems,  Inc.

General Terms Agreement (GTA)

BCA-6553-0016  Amendment 2

Amendment2

GENERAL TERMS AGREEMENT

between

THE BOEING COMPANY

and

SPIRIT AEROSYTEMS INCORPORTATED

BCA-65530-0016

AMENDMENTS

Amend
Number	Description	Date	Approval
1	Incorporate name change from Mid- Western Aircraft Systems Inc. to Spirit AeroSystems Incorporated. Added effective date of June 17, 2005 to agreement, and to sections 12.3 and 16.0.	4/1/06

2	Added Section 40.0 Electronic Access	3/4/2011

36.0                        OFFSET CREDITS

To the exclusion of all others, Boeing or its assignee shall be entitled to all industrial benefits or offset credits which might result from this Agreement or Order.  Seller shall provide documentation or information, which Boeing or its assignee may reasonably request to substantiate claims for industrial benefits or offset credits.  Seller agrees to use reasonable efforts to identify the foreign content of goods, which Seller either produces itself or procures from other companies for work directly related to this Agreement.  Promptly after selection of a non-U.S. subcontractor or supplier for work under this Agreement, Seller shall notify Boeing of the name, address, subcontract point of contact (including telephone number) and dollar value of the subcontract.

37.0                                                                        NO JOINT VENTURE, AGENCY OR PARTNERSHIP RELATIONSHIP

This Agreement shall not constitute, give effect to, or otherwise imply a joint venture, partnership, agency or formal business organization of any kind between Boeing and Seller.

38.0                        APPLICABLE LAW

This contract shall be governed by the laws of the State of Washington.  No consideration shall be given to Washington’s conflict of law rules.  This contract excludes the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods.  Boeing and Seller hereby irrevocably consent to and submit themselves exclusively to the jurisdiction of the applicable courts of King County, Washington and the federal courts of Washington State for the purpose of any suit, action or other judicial proceeding arising out of or connected with any Order or the performance or subject matter thereof.  Boeing and Seller hereby waive and agree not to assert by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that (a) Boeing and Seller are not personally subject to the jurisdiction of the above-named courts, (b) the suit, action or proceeding is brought in an inconvenient forum or (c) the venue of the suit, action or proceeding is improper.

39.0                        ORDER OF PRECEDENCE

The order of precedence of the terms and conditions of this GTA when compared to the terms and conditions of other documents is determined by the Order of Precedence section in the relevant SBP.

40.0                        ELECTRONIC ACCESS

The following provisions set forth the additional requirements for Seller’s Electronic Access to the Boeing Systems.  For purposes of the work to be performed under this contract, the provisions set forth herein relative to Electronic Access shall supersede and replace any prior agreements between Seller and Boeing related to Electronic Access.  For purposes of these provisions “Electronic Access” is defined as access by Seller or any Seller Personnel to the Boeing Systems using any access or transmission method, including without limitation the World Wide Web, Internet, or private data transmission lines.  For purposes of this provision, “Boeing Systems” is defined as any electronic information systems operated by or on behalf of Boeing, including without limitation, facilities, network equipment, telecommunications networks, software, files and data.  For the purpose of this provision, Seller Personnel is defined as any of Seller’s employees, contract labor, consultants, advisers, or leased employees who have been authorized to access Boeing Systems.

Subject to Boeing revocation or termination at Boeing’s discretion, Boeing grants to Seller a limited, nontransferable, nonexclusive revocable right to access the Boeing Systems electronically, solely during the term of the contract and solely to the extent authorized by Boeing and necessary for Seller to perform under, and in accordance with the terms of, this contract.  Seller shall not access or use the Boeing Systems for any other purpose.

Without limiting the generality of the foregoing, Seller shall not, unless authorized in writing by Boeing: (a) export or save locally any Proprietary Information and Materials from the Boeing Systems to Seller’s system or any other computing resources or media except in support of the work to be performed under this contract, (b) make any derivative uses of the Boeing Systems or the Proprietary Information and Materials except in support of the work to be performed under this contract, (c) use any data mining, robots, or similar data gathering and extraction methods, (d) use any frame or framing techniques to enclose any Proprietary Information and Materials found on the Boeing Systems, or (e) access any Proprietary Information and Materials marked as “Boeing Proprietary” or “Limited” (whether electronically or in hard copy) or “Limited Distribution” (collectively, the “Unauthorized Proprietary Information and Materials”) or (f) attempt to gain access to Unauthorized Proprietary Information and Materials or restricted portions of the Boeing System through reverse engineering, decompiling, or disassembling any portion of the Access Controls, for purposes of this provision Access Controls means a set of controls and/or mechanisms used to authenticate the identity of a system user and authorize access, including, but not limited to, user identifications and passwords, tokens, smart cards and biometrics.  If Seller inadvertently accesses any Unauthorized Proprietary Information and Materials or restricted portions of the Boeing Systems, Seller shall: (1) not read such Unauthorized Proprietary Information and Materials, (2) notify Boeing of such inadvertent access to Unauthorized Proprietary Information and Materials, and (3) cooperate with Boeing to avoid future access to

Unauthorized Proprietary Information and Materials and/or Boeing Systems.  Seller acknowledges that any attempts by Seller or any Seller Personnel to circumvent any security measures designed to prevent unauthorized access to the Boeing Systems may be in violation of the U.S. Federal Computer Fraud and Abuse Act and other applicable laws, may subject the violator to criminal and civil penalties, and will be grounds for immediate suspension of Electronic Access and for termination of the contract.  This provision does not grant to Seller any ownership interest in, or any express or implied license or right to, any of the Proprietary Information and Materials or to any software or intellectual property rights owned by Boeing or any third party.  Seller agrees that it will abide by and shall not remove any restrictive legends or markings in the Proprietary Information and Materials or Boeing Systems.  If Seller is unsure about the scope of authorized Electronic Access, Seller agrees to contact Boeing’s Authorized Procurement Representative for instruction.

Seller may request, and Boeing may provide in its sole discretion, Electronic Access for Seller Personnel on a “need to know” basis in order for Seller to fulfill its obligations or perform under the contract.  Seller shall: (1) ensure that all Seller Personnel with Electronic Access review and agree in writing to abide by the terms of this provision, and any other applicable provision contained in this contract, prior to Seller requesting Electronic Access for such Seller Personnel, (2) maintain complete and accurate records of all Seller Personnel who are granted Electronic Access, and provide such records to Boeing upon request, and (3) be fully responsible for the acts and omissions of all Seller Personnel with respect to their Electronic Access, including without limitation, Seller Personnel’s use or disclosure of Proprietary Information and Materials obtained through such Electronic Access, or Seller Personnel’s actions while in possession of such Proprietary Information and Materials.

Prior to initiating any Electronic Access, each Seller Personnel who needs Electronic Access will be required to: (a) obtain from Boeing an Electronic Access account and access controls, and (b) participate in a security briefing in accordance with Boeing specifications.  Seller shall assign a single focal (who may be changed at any time with written notice to Boeing) to initiate requests for Electronic Access for Seller Personnel, to coordinate security briefings, to coordinate with Boeing regarding notices of actual or potential security breaches, and to maintain records.  Seller shall take all reasonable precautions to prevent the loss, disclosure, reverse engineering or compromise of Access Controls.  Seller shall immediately notify Boeing if it believes that any Access Control has been compromised.  Seller shall ensure that Seller Personnel do not access the Electronic Access through any mechanism other than the Access Controls, regardless of whether such alternative is available.  Seller acknowledges that the access controls are for specific individual use only, and are not transferable and shall be maintained in confidence by Seller.  Seller agrees to review (at least every 3 months) each of Seller Personnel’s Electronic Access requirements; provided, however that Seller agrees to maintain complete and accurate records of each of the company’s employees who are granted Electronic Access and to provide such records to Boeing upon request.  Seller agrees to immediately initiate a request to terminate the Electronic Access of individual Seller Personnel in the event of the reassignment, resignation or termination of any Seller Personnel to whom Electronic Access has been granted.

Boeing may be required to obtain information concerning citizenship or immigrant status of Seller Personnel obtaining Electronic Access.  Seller agrees to furnish this information when requesting Electronic Access.  Information submitted by Seller shall be certified by an authorized representative of Seller as being true and correct.  Access to certain Boeing Systems may be limited due to Boeing compliance with applicable U.S. export control laws.  Where access is granted, Seller shall be responsible for obtaining all export licenses required, where applicable, for each such Seller Personnel, including to allow such Seller Personnel to perform the work to which he or she is assigned, and Seller shall comply with any additional export control restrictions as required by applicable laws, rules and regulations.

To the fullest extent consistent with Applicable Law, Boeing has the right to monitor, record, retrieve and disclose to others (including, but not limited to, law enforcement officials) all information, including the content of communications, related to any Electronic Access by Seller and Seller Personnel.

In the event Seller discovers or is notified of a security breach or potential security breach, Seller shall immediately: 1) notify Boeing of such security breach or potential security breach and of the Proprietary Information and Materials involved; and, 2) assist Boeing in investigating, remedying (including assurance of no recurrence) and taking any other action Boeing deems necessary regarding any security breach or potential security breach and any dispute, inquiry or claim that concerns such security breach or potential security breach.  Seller shall make the notification required in this Section by sending to abuse@boeing.com, with a courtesy copy to the applicable procurement representative, an electronic mail message specifying the information required in this Section.  Nothing contained in this Section is intended to limit any of Boeing’s rights or remedies under this contract or otherwise.  Seller agrees to permit Boeing to review its security control procedures and practices via physical or electronic access by Boeing, including access to Seller facilities in which such systems are located, as well as any and all premises where maintenance, storage or backup activities are performed.  Seller agrees to assist Boeing in investigating, remedying (including assurance of nonrecurrence) and taking any other action Boeing deems necessary regarding any security breach or potential security breach and any dispute, inquiry or claim that concerns such security breach or potential security breach.

SELLER EXPRESSLY AGREES THAT BOEING MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RELIABILITY OF ELECTRONIC ACCESS.

Any material breach of this GTA document Section 40.0 by Seller may be considered a major breach of this contract for which Boeing may elect to cancel any open orders between Boeing and the Seller, for cause, in accordance with the provision of this GTA Section 13.0 “Cancellation for Default” or exercise any other right of Boeing for an Event of Default under this contract.

EXECUTED in duplicate as of the date and year first written above by the duly authorized representatives of the parties.

BOEING	SELLER

THE BOEING COMPANY By and Through its Division Boeing Commercial Airplanes	Spirit AeroSystems, Inc.

Name:	Name:

Title:	Title:

Date:	Date: